EXHIBIT 6.4

Consulting Agreement - John Laub

This Consulting Agreement (the "Agreement") is entered into as of July 22, 2025, to be effective as of January 1, 2025 (the "Effective Date") is by and between Wund Healing Biopharmaceuticals, Inc., a Nevada corporation with its principal place of business at 8683 W. Sahara Avenue, Suite 280, Las Vegas, NV 89117 (the "Company"), and John Laub, an individual residing at 9501 Royal Windsor Avenue, Las Vegas, NV 89149 (the "Consultant").

1. Position and Duties

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Position: The Consultant shall serve as Chief Executive Officer, shall report to the Board of Directors, and shall complete such services as may be reasonably requested by Consultant from time to time by the Board of Directors.

•	Duties: The Consultant shall perform the duties and responsibilities assigned by the Company, consistent with the Consultant's position, and as may be modified by the Company from time to time.

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No Conflicts. During the term of this Agreement, Consultant will not take any action that would directly or indirectly promote any competitor or impair the Company's interests. The Consultant agrees that Consultant does not presently perform and will not perform during the term of Agreement, consulting or other services for companies whose businesses are or would be, in any material way, competitive with the Company, without the Board's prior approval.

2. Term of Engagement

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At-Will: The Consultant's contract with the Company is at-will, meaning either party may terminate the relationship at any time, with or without cause or notice, subject to the terms of Section 6 (Termination and Severance).

•	Effective Date: This Agreement shall commence on the Effective Date and remain in effect until terminated in accordance with Section 6.

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The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Consultant under the terms of this Agreement. Consultant agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising from or in connection with (i) any obligation imposed on the Company to pay withholding taxes or similar items, or (ii) any determination by a court or agency that the Consultant is not an independent contractor pursuant to this Agreement.

Consulting Agreement

John Laub and Wund Healing

3. Compensation

3.1 Base

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The Consultant shall receive annual compensation of $120,000 (the "Base "), prorated for partial years, payable bi-weekly. The Base shall accrue beginning on the Effective Date (such accrued amounts from time to time, the "Accrued Base"), and shall be payable, together with Accrued Base, beginning on such date as the Company has the cash flow to make the monthly payments and/or pay the Accrued Base, as determined in the sole discretion of the Board of Directors (the "Determination Date").

•	The Base shall be subject to applicable tax withholdings and deductions.

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The Compensation Committee of the Board of Directors (the "Board") shall review the Base annually and the Compensation Committee or the Board may adjust the Base at their discretion, provided any decrease requires the Consultant's consent unless part of a company-wide reduction.

3.2 Annual Incentive Bonus

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The Consultant shall be eligible to receive an annual performance-based bonus (the "Bonus") based on the achievement of individual and/or Company performance objectives as determined by the Compensation Committee.

•	The Bonus, if earned, shall be paid within 90 days.

•	The Compensation Committee reserves the right to modify the Bonus structure or performance criteria annually.

•	The Compensation Committee or the Board may award Consultant discretionary bonuses from time to time in its discretion.

•	Any bonus earned herein shall be paid by March 15th of the year following the date it is earned.

Consulting Agreement

John Laub and Wund Healing

3.3 Equity Awards

•	The Consultant shall be eligible to participate in the Company's equity incentive plan (the "Equity Plan"), subject to the terms of the Equity Plan and any applicable award agreements.

•	All equity awards shall be governed by the Equity Plan and separate award agreements, which shall control in the event of any conflict with this Agreement.

3.4 Benefits

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The Consultant shall be eligible to participate in the Company's standard employee benefit plans, including health, dental, vis,ion, life, and disability insurance, retirement plans, and paid time off, subject to the terms and conditions of such plans.

•	The Company reserves the right to modify or terminate benefit plans at its discretion, consistent with applicable law.

3.5 Expense Reimbursement

•	The Company shall reimburse the Consultant for reasonable and necessary business expenses incurred in the performance of their duties, in accordance with the Company's expense reimbursement policy.

•	The Consultant shall submit expense reports with receipts within 30 days of incurring expenses.

4. Confidentiality and Restrictive Covenants

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Confidentiality: The Consultant shall not disclose or use any confidential information of the Company, except as required for his duties or as authorized by the Company. The Consultant shall sign and comply with the Company's standard Confidentiality Agreement. "Confidential information" means all confidential information of the Company and its trade secrets relating to the business affairs, customers, suppliers, technology, proprietary rights, patents, research, plans, research data, marketing techniques, manufacturing methods, procedures and techniques, industrial designs, inventions, improvements, discoveries and routines concerning the Company, its business and those of its affiliates and of its customers and their particular business requirements.

5. Compliance with Company Policies

•	The Consultant shall comply with the Company's Code of Ethics, employee handbook, and other policies, as amended from time to time.

•	The Consultant acknowledges receipt of the Company's Code of Ethics and agrees to abide by its terms.

Consulting Agreement

John Laub and Wund Healing

6. Termination and Severance

6.1 Termination

•	At-Will Termination: Either party may terminate the Consultant's contract at any time, with or without Cause or required pre-termination notice.

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Termination for Cause: The Company may terminate the Consultant for "Cause", defined as: (i) willful misconduct or gross negligence; (ii) fraud, embezzlement, or theft; (iii) material violation of Company policies or this Agreement; (iv) conviction of a felony or crime involving moral turpitude; (v) willful failure to perform duties after written notice and a reasonable opportunity to cure (if curable); or (vi) beach of any provision of this Agreement and failure to cure with 20 days prior notice.

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Termination by Consultant for Good Reason: The Consultant may resign for "Good Reason", defined as: (i) a material reduction in Base or target Bonus opportunity without consent; (ii) a material diminution in duties or authority; or (iii) relocation of the Consultant's primary workplace by more than 50 miles without consent, provided the Consultant gives written notice within 30 days of the event, the Company fails to cure within 30 days, and the Consultant resigns within 60 days of the notice.

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On the effective termination date, the Consultant will deliver to the Company, in a reasonable state of repair, all property including without limitation, all copies, extracts and summaries, whether in written, digital, magnetic or electronic form, of documents and information of the Company in the possession or under the control or direction of the Consultant as at the termination date.

6.2 Severance

•	Termination Without Cause or for Good Reason: If the Company terminates the Consultant without Cause or the Consultant resigns for Good Reason, the Consultant shall receive:

•	Severance pay equal to 1 year of the Base at the time of termination.

•	Payment of any earned but unpaid Bonus for the prior fiscal year.

•	Accelerated vesting of 50% of unvested equity awards, subject to the Equity Plan.

•	Continuation of health benefits for six months subject to COBRA eligibility and the Consultant's payment of applicable premiums.

Consulting Agreement

John Laub and Wund Healing

•	Conditions: Severance payments are conditioned on the Consultant signing a general release of claims in a form provided by the Company and complying with restrictive covenants.

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Termination for Cause or Voluntary Resignation: No severance shall be payable if the Consultant is terminated for Cause or resigns without Good Reason or upon the death or disability of the Consultant.

6.3 Change in Control

•	If the Consultant is terminated without Cause or resigns for Good Reason within 12 months following a Change in Control, the Consultant shall receive:

•	Severance pay equal to 12 months of Base pay, payable in a lump sum.

•	Full accelerated vesting of all unvested equity awards.

•	Continuation of health benefits for six months, subject to COBRA eligibility, and the Consultant's payment of applicable premiums.

•	For purposes of this Agreement, a "Change in Control" means the happening of any of the following after the date hereof:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation, or other reorganization.

(b) The sale, transfer, or other disposition of all or substantially all of the Company's assets or the complete liquidation or dissolution of the Company.

(c) A change in the composition of the Board of Directors of the Company (the "Board") occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who are directors of the Company as of the Effective Date. "Incumbent Directors" shall also include directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors (including persons who later become Incumbent Directors hereunder) at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

Consulting Agreement

John Laub and Wund Healing

(d) Any transaction as a result of which any person or group is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least thirty percent (30%) of the total voting power of the Company's then outstanding voting securities. For purposes of this paragraph, the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a subsidiary of the Company; (ii) so long as a person does not thereafter increase such person's beneficial ownership of the total voting power represented by the Company's then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by the Company's then outstanding voting securities increases to thirty percent (30%) or more as a result of the acquisition of voting securities of the Company by the Company which reduces the number of such voting securities then outstanding; or (iii) so long as a person does not thereafter increase such person's beneficial ownership of the total voting power represented by the Company's then outstanding voting securities, a person that acquires directly from the Company securities of the Company representing at least thirty percent (30%) of the total voting power represented by the Company's then outstanding voting securities.

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A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

•	Severance payments are subject to the same conditions as in Section 6.2.

Consulting Agreement

John Laub and Wund Healing

7. Tax Matters

•	All payments under this Agreement are subject to applicable federal, state, and local tax withholdings.

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It is intended that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and other guidance thereunder or any state law of similar effect (collectively, "Section 409A") so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment.

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Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the "Severance Benefits") that constitute "deferred compensation" within the meaning of Section 409A and that are not exempt from Section 409A shall not commence in connection with the Consultant's termination of service unless and until the Consultant has also incurred a "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-l(h) ("Separation From Service")).

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If the Company (or, if applicable, the successor entity thereto) determines that a Severance Benefit constitutes "deferred compensation" under Section 409A and the Consultant is, on the Consultant's Separation From Service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code and the Treasury regulations, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payment shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one (1) day after the Consultant's Separation From Service or (ii) the date of the Consultant's death (such applicable date, the "Specified Initial Payment Date"). On the Specified Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall pay to the Consultant a lump sum amount equal to the Severance Benefit payment that the Consultant would otherwise have received through the Specified Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

Consulting Agreement

John Laub and Wund Healing

8. Indemnification

8.1. The Company agrees to indemnify Consultant and hold Consultant harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Consultant is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Consultant in connection with this Agreement to the full extent permitted by the Nevada Revised Statutes, and by the Articles of Incorporation and Bylaws of the Company, as may be amended and restated from time to time, and pursuant to any indemnification agreement between Consultant and the Company.

8.2. The indemnification provision of this Section 8 shall be in addition to any liability which the Company may otherwise have to Consultant.

8.3. If any action, proceeding or investigation is commenced as to which Consultant proposes to demand such indemnification, Consultant shall notify the Company with reasonable promptness. Consultant shall have the right to retain counsel of Consultant's own choice to represent Consultant and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel's professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Consultant made with the Company's written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the Nevada Revised Statutes, and by the Articles of Incorporation and Bylaws of the Company, as may be amended and restated from time to time.

8.4 Notwithstanding the above, in the event of any conflict between this Section 8, and the Nevada Revised Statutes, the Nevada Revised Statutes shall control.

9. Dispute Resolution

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Any disputes arising under this Agreement shall be resolved through binding arbitration in Las Vegas, Nevada in accordance with the rules of the American Arbitration Association, except for disputes involving injunctive relief for breaches of confidentiality or restrictive covenants.

•	The prevailing party in any dispute shall be entitled to reasonable attorneys' fees and costs, to the extent permitted by law.

Consulting Agreement

John Laub and Wund Healing

10. Miscellaneous

•	Governing Law: This Agreement shall be governed by the laws of Nevada without regard to conflict of law principles.

•	Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings.

•	Amendments: This Agreement may only be amended in writing, signed by both parties.

•	Severability: If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

•	Assignment: The Consultant may not assign this Agreement. The Company may assign this Agreement to a successor in interest, provided the successor assumes all obligations.

•	Notices: Notices shall be sent to the addresses listed above or such other addresses as the parties may designate in writing.

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Clawback: Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Consultant receives pursuant to a Company plan or other arrangement, shall be subject to a clawback (a) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule or any other applicable law; and/or (b) any policy adopted by the Company and applicable generally to Consultant and other officers of the Company, relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to Consultant by the Company or its subsidiaries or any of their respective affiliates, as applicable, as may be amended from time to time.

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Specific Enforcement. If necessary and where appropriate, the Company shall have the right to enforce the provisions of this Agreement by injunction, specific performance or other equitable relief without bond and without prejudice to any other rights and remedies the Company may have.

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Jury Waiver: TO THE EXTENT PERMITTED BY LAW, IT IS MUTUALLY AGREED BY AND BETWEEN THE COMPANY AND CONSULTANT THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY DO HEREBY, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BETWEEN THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS ON ANY MATTERS ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT.

Consulting Agreement

John Laub and Wund Healing

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No Presumption from Drafting: This Agreement has been negotiated at arm's-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the parties.

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Review and Construction of Documents: Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

11. Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (including email) or as an electronic download (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12. Acknowledgment

The Consultant acknowledges that he has had the opportunity to review this Agreement, consult with legal counsel, and understand its terms.

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Consulting Agreement

John Laub and Wund Healing

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY

Consulting Agreement

John Laub and Wund Healing